SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 20, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Large Cap Value PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a June 5-6, 2013 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint BlackRock Investment Management, LLC (“BlackRock Investment” or “New Adviser”) as an additional Adviser to an allocated portion of the Portfolio. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Adviser concentration in the Portfolio’s Active Allocated Portion and to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers. FMG LLC is the Manager of the Portfolio, AllianceBernstein, L.P. (“AllianceBernstein”) is the other Adviser to the Portfolio’s Active Allocated Portion and to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the advisory agreement (“Agreement”) between FMG LLC and BlackRock Investment the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio and its shareholders. The Board noted that the New Adviser currently serves as an investment sub-adviser to EQ/BlackRock Basic Value Equity Portfolio, another series of the Trust. The Board further considered factors it deemed relevant with respect to the Portfolio and the Agreement, including, as applicable: (1) the nature, quality and extent of the services to be provided by the New Adviser, including the New Adviser’s resources, and responsibilities under the Agreement; (2) comparative performance information; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and its affiliates from the relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

The Board considered, among other things, information regarding the New Adviser’s investment process, the qualifications and background of the portfolio managers who would provide services to the portion of the Portfolio that would be advised by the New Adviser, and the New Adviser’s best execution trading policies. In addition, the Board considered that adding the New Adviser to the Portfolio would reduce Adviser concentration risk in the Portfolio’s Active Allocated Portion, improve the Portfolio’s investment risk characteristics and complement the investment strategies of the Portfolio’s other Adviser. The Board noted its familiarity with the New Adviser, particularly with the strategy and investment team being added to the Portfolio. With respect to performance information, the Board evaluated the performance of EQ/BlackRock Basic Value Equity Portfolio as compared to its benchmark. The Board also noted that FMG LLC regularly provided performance information regarding EQ/BlackRock Basic Value Equity Portfolio. The Board also considered the level of the proposed advisory fees under the Agreement in light of the nature, quality and extent of the services to be provided by the New Adviser, including comparisons of the advisory fees to those of comparable accounts advised by the New Adviser. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and the New Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. The Board did not consider the New Adviser’s costs and profitability to be material to its deliberations. The Board, did however, evaluate the impact on the Manager’s profitability of the appointment of the New Adviser, as well as ancillary benefits to be derived by the Manager, the New Adviser and their affiliates.

Based on these considerations and the information described below, the Board determined that the nature, quality and extent of the advisory services to be provided by the New Adviser and the performance of EQ/BlackRock Basic Value Portfolio supported a decision to approve the Agreement. The Board also determined that the New Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager and that there was a reasonable sharing of benefits from any economies of scale with the Portfolio in light of the existence of breakpoints with respect to the Manager’s and the New Adviser’s fee schedules for the Portfolio. In addition, the Board determined that any ancillary benefits which may accrue to the New Adviser are fair and reasonable. As a result, the Board, including the Independent Trustees, unanimously approved the Agreement. BlackRock became an Adviser to the Portfolio effective as of July 26, 2013.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and BlackRock Investment are substantially similar to those of the Agreements between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust.

Information Regarding BlackRock Investment Management, Inc.

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Adviser by comparable funds subject to the 1940 Act that it advises.

BlackRock Investment, a global investment manager, is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). As of March 31, 2013, the PNC Financial Services Group, Inc. (“PNC”) owned 21.9% of BlackRock and institutional investors, employees and the public held economic interest of 78.1%. With regard to voting stock, PNC owned 20.8% and institutional investors, employees and the public owned 79.2% of voting shares.

BlackRock Investment is a registered investment adviser and a commodity pool operator organized in 1999. BlackRock has been providing investment management services to other series of the Trust since (Mercury portfolios May 1, 1997) (BlackRock October 2006). As of June 30, 2013, BlackRock Investment and its affiliates had approximately $3.86 trillion in assets under management.

Bartlett Geer, CFA and Carrie King, serve as Portfolio Managers and have primary responsibility for the day-to-day management of the portion of the Active Allocated Portion of the Portfolio advised by the New Adviser. Mr. Geer is the senior portfolio manager and Ms. King is the associate portfolio manager. Mr. Geer has been a Managing Director of and Portfolio Manager with BlackRock since 2012. Prior to that he was a Managing Director and Portfolio Manager of Putnam Investments for more than five years. Ms. King has been a Managing Director of BlackRock since 2006. She was a Vice President of Merrill Lynch Investment Management from 1993 to 2006. Ms. King has less than 5 years of portfolio management responsibility. She has been a research analyst for 24 years.

BlackRock Investment’s office is located at One University Square Drive, Princeton, New Jersey 08540. BlackRock Investment is organized as a limited liability company in the State of Delaware. BlackRock Investment’s principal executive officers and directors include: Laurence Fink – Chief Executive Officer, Robert Kapito – President, Paul Audet – Senior Managing Director, Matthew Mallow – General Counsel and Senior Managing Director, Amy Engel – Treasurer and Managing Director, Robert Fairbairn – Senior Managing Director, Peter Fisher – Senior Managing Director, Bennett Golub – Chief Risk Officer and Senior Managing Director, Charles Hallac – Chief Operating Officer and Senior Managing Director, Richard Kushel – Senior Managing Director, Mark McCombe – Senior Managing Director and Chairman of Asia-Pacific, Barbara Novick – Senior Managing Director, Russell McGranahan – Secretary and Managing Director, Gary Shedlin – Chief Financial Officer and Senior Managing Director, Linda Gosden Robinson – Senior Managing Director and Head of Marketing and Communications, and Kendrick Wilson – Vice Chairman. Directors: Sole Member: Trident Merger, LLC. The address of each of these individuals is 55 East 52nd Street, New York, New York 10022.

For its services to the Portfolio, BlackRock Investment receives an advisory fee based on the aggregated net assets of BlackRock Basic Value Equity Portfolio, and an allocated portion of each of the Equity Growth PLUS Portfolio, the AXA Conservative Multimanager Fund, AXA Moderate Multimanager Fund, AXA Aggressive Multimanager Fund, also managed by FMG LLC for which BlackRock Investment or its affiliates serve as an Adviser (“BlackRock Portfolios”) as follows: 0.40% of the BlackRock Portfolio’s average daily net assets up to and including $100 million; 0.375% of the BlackRock Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.350% of the BlackRock Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the BlackRock Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% of average daily net assets thereafter. Fees paid with respect to the BlackRock Portfolios are based only on the portion of the Portfolios’ average daily net assets advised by the Adviser.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2012, the Portfolio did not pay brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 31, 2013. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 31, 2013, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 31, 2013:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Plus Allocation Portfolio	Class K	20,105,055.04	44.63%
AXA Aggressive Allocation Portfolio	Class K	15,060,197.50	33.43%
AXA Moderate Allocation Portfolio	Class K	7,512,314.32	16.67%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2013 Semi-Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the Adviser to comparable funds that it advises.

Name of Fund	Net Assets (as of June 30, 2013)	Advisory Fee Rate (% of net assets)
EQ/BlackRock Basic Value Equity Portfolio and Other Allocated Portions identified directly below	$2.5 Billion	First $100 Million – 0.40% Next $200 Million – 0.375% Next $200 Million – 0.350% Next %500 Million – 0.325% Over $1 Billion – 0.300%
EQ/Equity Growth PLUS	$463 Million
AXA Offshore Conservative Multimanager Fund	$10 Million
AXA Moderate Multimanager Fund	$83 Million
AXA Aggressive Multimanager Fund	$12 Million
BlackRock Basic Value Fund Institutional Share Class (BlackRock Retail Mutual Fund)	$3.7 Billion	Management Fee: 0.41%
BlackRock Basic Value V.I. Class I (BlackRock Variable Series Funds, Inc.)	$459 Million	Management fee: 60 bps

A-1